Exhibit 23.4

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

2802-2803, Tower A, Dawning Center

500 Hongbaoshi Road

Shanghai, 201103

P.R.China

Tel: +86 21 5407 5780 / 81 / 82 / 83

Fax:+86 21 3209 8500

www. frost.com

October 13, 2011

Vipshop Holdings Limited

No. 20 Huahai Street

Liwan District, Guangzhou 510370

The People’s Republic of China

Re: Vipshop Holdings Limited

Ladies and Gentlemen,

We understand that Vipshop Holdings Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of data and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “Independent Market Research - Chinese Flash Sale Market Study” issued by us in August 2011 (the “Report”), and any subsequent amendments to the Report, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Frost & Sullivan (Beijing) Inc.
Shanghai Branch Co.

By:	/s/ Neil X. Wang

Name:	Neil X. Wang
Title:	Partner, Managing Director, China